Exhibit 10.7 - Amendment to Change in Control Agreement

AMENDMENT TO AGREEMENT

     This Amendment (the "Amendment") to the Agreement is made and entered as of this 7th day of May, 2002 by and between THREE RIVERS BANCORP, INC. (the "Company") a Pennsylvania corporation having its principal place of business at 2681 Mosside Boulevard, Monroeville, Pennsylvania 15146, and W. HARRISON VAIL (the "Executive");

     WHEREAS, the Company and the Executive are parties to an Agreement (the "Agreement") made as of the 1st day of April, 2000 which obligates the Company, and its successors and assigns, to provide certain compensation and benefits to the Executive following a Change in Control with respect to the Company and the subsequent termination of Executive's employment;

     WHEREAS, the Company and Executive desire that the Agreement be amended to clarify certain provisions of the Agreement and to extend the term of benefit installment payments made pursuant to the Agreement from eighteen (18) months to thirty-six (36) months.

NOW THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement and herein, the parties hereto agree as follows:

I. Defined Terms. All capitalized terms set forth in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

II. Amendment To Section 5(a) of Agreement. Section 5(a) of the Agreement is deleted in its entirety and the following is inserted in its place.

          (a)  the Executive shall select, in his absolute discretion, and receive either (i) monthly installments equal to one thirty-sixth (1/36) of an amount equal to 1.5 times the following:  (x) During the initial three-year term of this Agreement (the "Initial Term") commencing on the date hereof, the highest combined base salary and bonus paid or payable to the Executive by the Company and any affiliate thereof in the then current year or in any one of the last five fiscal years preceding the Executive's delivery of a notice of termination; or (y) after the expiration of the Initial Term, the quotient obtained by dividing the sum of the combined salary and bonuses paid or payable to the Executive by the Company and any affiliate thereof in the five years preceding the Executive's delivery of a notice of termination by five, such monthly installments shall be payable for a period of three years (the "Payment Period") commencing on the first day of the first calendar month after Executive's delivery of notice of termination, or (ii) a one time lump sum payment equal to the non-discounted sum of the payments provided for in Section 5(a)(i) immediately above;

III. Amendment to Section 5 of the Agreement. Section 5 of the Agreement is amended by inserting the following as the final paragraph of Section 5.

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As used in this Section 5 of the Agreement, the term "affiliate" shall include any company that at any time was controlled by, controlling or under common control with the Company.

IV. Effect on Other Provisions of the Agreement. Except as amended in this Amendment, each other provision of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to Agreement to be executed and delivered as of the date first above written.

WITNESS:	EXECUTIVE

W. Harrison Vail

ATTEST:	THREE RIVERS BANCORP, INC.

BY ____________________________________________ TITLE _________________________________________

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